                                                              File No. 333-49860

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 24, 2001


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                       ----------------------------------


                        VOICESTREAM WIRELESS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              12920 SE 38th STREET
                           BELLEVUE, WASHINGTON 98006
                                 (425) 653-4600
     (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S OF PRINCIPAL EXECUTIVE OFFICES)


               DELAWARE                           91-1983600
     (STATE OF OTHER JURISDICTION        (IRS EMPLOYER IDENTIFICATION
          OF INCORPORATION OR                       NUMBER)
             ORGANIZATION)


                       ----------------------------------

                              ALAN R. BENDER, ESQ.
                              12920 SE 38th STREET
                           BELLEVUE, WASHINGTON 98006
                                 (425) 653-4600
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                    INCLUDING AREA CODE OF AGENT FOR SERVICE

                       ----------------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

                                 D. ROGER GLENN
                      FRIEDMAN KAPLAN SEILER & ADELMAN LLP
                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 833-1109

       Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the Selling Shareholders shall determine.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box:                                                                        [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, please check the following box:                [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                     [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                      [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.                                        [ ]

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.




       * Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on November 6, as reported on the Nasdaq Stock Market.

                 The Index to Exhibits is Located at Page II-6.

                                   PROSPECTUS

                        VOICESTREAM WIRELESS CORPORATION
                         274,844 Shares of Common Stock

                             -----------------------

       This prospectus is part of a registration statement that covers 274,844 shares of our common stock which are not outstanding but are issuable upon exercise of warrants held by the two selling shareholders identified in the section of this prospectus entitled "Selling Shareholders." These shares may be offered and sold from time to time by one or both of the selling shareholders. We will not receive any of the proceeds from the sale of the common stock. We will, however, receive a nominal exercise price for the warrants exercised if the selling shareholders exercise their warrants in whole or in part for cash rather than using the cashless exercise provisions thereof. We will bear the costs relating to the registration of the common stock, which we estimate to be $50,000.


       The common stock is traded on the Nasdaq Stock Market under the symbol VSTR. The average of the high and low prices of the common stock as reported on the Nasdaq Stock Market on January __, 2001 was $___ per share.


       Investing in our common stock involves risk. Please see "Risk Factors" beginning on page 5 of this Prospectus.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

       VoiceStream's principal executive offices are located at 12920 SE 38th Street, Bellevue, Washington 98006, its telephone number is (425) 653-4600, and it maintains a website on the Internet at www.voicestream.com. The contents of the website are not a part of this prospectus.

                             -----------------------


               The date of this prospectus is _______________.

                                TABLE OF CONTENTS

THE COMPANY..............................................................3

CERTAIN MATERIAL DEVELOPMENTS............................................3

RISK FACTORS.............................................................4

FORWARD-LOOKING STATEMENTS..............................................11

LEGAL MATTERS...........................................................14

EXPERTS.................................................................14

WHERE YOU CAN FIND MORE INFORMATION.....................................15

       YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

       THE SHARES OF COMMON STOCK ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

       YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                                   THE COMPANY

        We are a national provider of personal communications service in the United States using GSM wireless technology. As of September 30, 2000, we, together with joint ventures in which we hold interests, have licenses to provide service to over 220 million people and operating systems from New York to Hawaii, serving approximately ____ million subscribers. We have licenses in 23 of the 25 largest markets in the United States. In addition, we hold 49.9% minority interests in two joint ventures controlled by Cook Inlet Region, Inc., Cook Inlet/VS GSM IV PCS Holdings, LLC and Cook Inlet/VS GSM V PCS Holdings, LLC. Subsidiaries of these joint ventures are qualified to obtain C and F Block licenses that we cannot obtain directly. Subsidiaries of Cook Inlet/VS GSM IV PCS Holdings have entered into agreements to acquire licenses in markets including Philadelphia, Pennsylvania; Las Vegas, Nevada; New Orleans, Louisiana; Battle Creek, Michigan; and Corpus Christi, Texas. In addition, a subsidiary of Cook Inlet/VS GSM V PCS Holdings is currently participating in FCC Auction No. 35 to acquire C and F block licenses.

        We were incorporated in June 1999 as a Delaware corporation to act as the parent company for business combinations involving our predecessor, now named "VS Washington Corporation." Prior to May 3, 1999, VS Washington was an 80.1%-owned subsidiary of Western Wireless Corporation. The remaining 19.9% was owned by Hutchison Telecommunications PCS (USA) Limited, a subsidiary of Hutchison Whampoa Limited, a Hong Kong company. On May 3, 1999, VS Washington was formally separated in a spin-off transaction from Western Wireless's other operations. In the first half of 2000, we acquired Omnipoint Corporation and Aerial Communications, Inc., substantially increasing our geographic coverage.


                          CERTAIN MATERIAL DEVELOPMENTS

ACQUISITION OF VOICESTREAM BY DEUTSCHE TELEKOM

        On July 23, 2000, we announced that we had entered into a definitive merger agreement with Deutsche Telekom AG. If the merger is completed, we will become a wholly-owned subsidiary of Deutsche Telekom, and holders of our common stock will become entitled to receive a combination of $30 in cash and 3.2 Deutsche Telekom shares for each of their shares of our common stock, subject to certain adjustments. In lieu of that combination, our shareholders may elect to receive either 3.7647 Deutsche Telekom shares or $200 in cash for each of their shares of our common stock; however, both of those elections will be subject to proration and adjustment.

        The completion of the Deutsche Telekom/VoiceStream merger is subject to regulatory approvals and other customary conditions, including the approval of our shareholders. Certain of our shareholders that beneficially owned in the aggregate more than 50% of the outstanding VoiceStream common stock on the date of the Deutsche Telekom/VoiceStream merger agreement entered into agreements with Deutsche Telekom in which they agreed, among other things, to vote their shares in favor of the merger.

INVESTMENT IN VOICESTREAM BY DEUTSCHE TELEKOM

        In a separate transaction, on July 23, 2000 Deutsche Telekom agreed to purchase, for $5 billion, 3,906,250 shares of a new class of our convertible voting preferred stock having a liquidation preference of $1280 per share. This purchase was completed on September 6, 2000. If the Deutsche Telekom/VoiceStream merger agreement is terminated before the Deutsche Telekom/Voicestream merger is completed, the convertible voting preferred stock will become convertible into our common stock at $160 per share. Prior to conversion, the convertible voting preferred stock votes together with our common stock as a single class and has one vote per share. We also granted Deutsche Telekom the right to purchase its pro rata amount of certain subsequent issuances of equity securities in order to permit Deutsche Telekom to maintain its percentage ownership of us, and Deutsche Telekom has agreed, in the event that the Deutsche Telekom/VoiceStream merger agreement is terminated before the Deutsche Telekom/VoiceStream merger is completed, to a standstill limiting its ownership of us to 33% in the first two years after September 6, 2000, 36% in the third year and 40% in the fourth and fifth years.

ACQUISITION OF POWERTEL BY VOICESTREAM

        On August 26, 2000, we entered into a definitive merger agreement with Powertel, Inc. If the VoiceStream/Powertel merger is completed, Powertel will become our wholly-owned subsidiary, and each share of Powertel common stock will be converted into the right to receive a number of shares of our common stock determined as follows: (i) 0.75 of a share of our common stock if the average closing price of our common stock prior to the closing date of the VoiceStream/Powertel merger is $113.33 or below; (ii) 0.65 of a share of our common stock if the average closing price of our common stock is $130.77 or above; and (iii) if the average closing price of our common stock is greater than $113.33 and less than $130.77, the quotient determined by dividing $85.00 by the average closing price of our common stock. Each share of Powertel preferred stock will be converted into the right to receive a number of shares of our common stock determined as if the Powertel preferred stock were converted into Powertel common stock plus, with respect to Powertel's Series E preferred stock and Series F preferred stock, the number of shares of Powertel common stock that represent accrued or declared but unpaid dividends on that preferred stock.

        The completion of the VoiceStream/Powertel merger is subject to regulatory approvals and other customary conditions, including the approval of VoiceStream and Powertel shareholders. Certain of our shareholders beneficially owning in the aggregate more than 50% of our outstanding common stock on the date of the VoiceStream/Powertel merger agreement entered into agreements with Powertel in which they agreed, among other things, to vote their shares in favor of the VoiceStream/Powertel merger. Certain Powertel shareholders beneficially owning in the aggregate more than 50% of the outstanding Powertel common stock as of the date of the VoiceStream/Powertel merger agreement entered into agreements with us in which they agreed, among other things, to vote their shares in favor of the VoiceStream/Powertel merger.

        At the same time as it entered into the VoiceStream/Powertel merger agreement, Powertel also entered into a merger agreement with Deutsche Telekom, which, if consummated, will result in Powertel becoming a wholly-owned subsidiary of Deutsche Telekom. If our merger with Deutsche Telekom is consummated, the VoiceStream/Powertel merger agreement will terminate automatically. If the Deutsche Telekom/VoiceStream merger agreement is terminated, the Deutsche Telekom/Powertel merger agreement will terminate automatically and we would expect to complete the VoiceStream/Powertel merger.

        Our principal executive offices are located at 12920 SE 38th Street, Bellevue, Washington 98006, our telephone number is (425) 378-4000, and we maintain a website on the Internet at www.voicestream.com. Information on our website is not a part of this prospectus.

                                  RISK FACTORS

        The risks of an investment in our common stock will be influenced by which, if any, of the transactions described above is finalized. The risk factors that follow are grouped according to the three possible scenarios:

        - the general risks that apply to an investment in our shares regardless of whether the transactions with Deutsche Telekom and/or Powertel are completed;

        - risk factors relating to the Deutsche Telekom/VoiceStream merger (which also include the Deutsche Telekom/Powertel merger); and

        - risk factors relating to the VoiceStream/Powertel merger (assuming the Deutsche Telekom/VoiceStream merger is not completed).

RISKS AFFECTING VOICESTREAM GENERALLY

        You should consider the following factors before deciding to purchase our common stock. These risks apply to an investment in our common stock whether or not any of the transactions with Deutsche Telekom and/or Powertel occurs.

WE ARE HIGHLY LEVERAGED, WHICH MAY LIMIT OUR ABILITY TO BORROW ADDITIONAL FUNDS TO MEET OUR CAPITAL REQUIREMENTS FOR THE BUILD-OUT AND DEVELOPMENT OF OUR SYSTEMS AND FOR OUR PARTICIPATION IN UPCOMING FCC LICENSE AUCTIONS

        Our level of debt could affect our ability to build out our systems and develop new systems. Without sufficient funds, we may have to delay or abandon some or all of our plans to participate in upcoming Federal Communications Commission, which we refer to in this document as the FCC, license auctions and/or our planned build-out, which could materially limit our ability to compete in the wireless telecommunications industry. Our level of debt and the incurrence of additional debt could have other consequences, such as requiring us to dedicate a greater portion of our cash flow from operations to paying principal and interest and limiting our flexibility to react competitively to changes in the wireless telecommunications industry.

WE FACE INTENSE COMPETITION FROM OTHER WIRELESS SERVICE PROVIDERS WHO MAY HAVE GREATER FINANCIAL RESOURCES AND WHO MAY BE TARGETING MANY OF THE SAME CUSTOMERS THAT WE TARGET. THIS COMPETITION COULD ADVERSELY AFFECT OUR ABILITY TO GROW OUR SUBSCRIBER BASE AND REVENUES

        We compete with providers of PCS, cellular, and other wireless telecommunications services. Under the current rules of the FCC, up to six PCS licensees and two cellular licensees, as well as digital specialized mobile radio licensees, may operate in each geographic area. Proposed or future rules may increase the number of licenses available. We compete against AT&T Wireless Services, Inc., Verizon Wireless Inc., Nextel Communications, Inc., Cingular Wireless LLC which is the joint venture between SBC Communications and BellSouth, Sprint Corporation and US West Wireless LLC, among others. Many of these competitors have substantially greater financial resources than we do, and several operate in multiple segments of the industry. AT&T Wireless, Nextel and Sprint PCS operate substantially nationwide networks and Verizon and Cingular, among others, through joint ventures and affiliation arrangements, operate or plan to operate substantially nationwide wireless systems throughout the continental United States. With so many companies targeting many of the same customers, we might not be able to successfully attract and retain customers and grow our subscriber base and revenues.

WE HAVE SUBSTANTIAL OPERATING LOSSES AND NEGATIVE CASH FLOW AND MAY NOT BECOME PROFITABLE

        We sustained operating losses of approximately $890.7 million for the nine months ended September 30, 2000, and $322.8 million in fiscal 1999, $204.6 million in fiscal 1998 and $196.9 million in fiscal 1997. At September 30, 2000, we had an accumulated deficit of $2.4 billion and equity, net of accumulated deficit, of $7.8 billion. We expect to incur significant operating losses and to generate negative cash flow from operating activities during the next several years while we continue to develop and construct our systems and grow our subscriber base. We might not be able to achieve or sustain profitability or positive cash flow from operating activities in the future or that we will generate sufficient cash flow to service current or future debt requirements.

OUR ABILITY TO EXPAND AND PROVIDE SERVICE IS LIMITED BY OUR ABILITY TO OBTAIN FCC LICENSES, WHICH ARE LIMITED IN NUMBER

        We do not have licenses covering the entire United States. Our ability to expand is limited to those markets where we have obtained or can obtain licenses with sufficient spectrum to provide PCS service, or where we economically can become resellers of service. Because there are a limited number of licenses available, and because resale agreements require mutual consent of the incumbent PCS license holders, there is a risk that we may not be able to obtain the licenses we need for expansion.

WE ARE AT RISK OF LOSING COVERAGE IN CERTAIN MARKETS BECAUSE WE HAVE ENTERED INTO JOINT VENTURES THAT WE DO NOT CONTROL IN AN ATTEMPT TO EXPAND INTO THOSE MARKETS

        C Block and F Block licenses are two sets of licenses issued by the FCC that enable their holders to provide wireless communications services in the portion of the radio spectrum that is commonly referred to as "PCS". When implementing the PCS licensing scheme in the United States, the FCC adopted rules that granted a narrow category of entities, referred to as designated entities, the right to bid for and own C and F Block licenses. In order to continue expansion of service to our customers, we obtained 49.9% minority interests in two joint ventures controlled by Cook Inlet Region, Inc., each of which is qualified through its subsidiaries to obtain C and F Block licenses that we cannot directly obtain. Subsidiaries of one of the joint ventures have entered into agreements to acquire licenses and a subsidiary of the other joint venture is participating in FCC Auction No. 35 of C and F Block licenses. Through reseller and other contractual arrangements between us and the two joint ventures, our customers will be able to obtain service in the joint ventures' territories. In all markets where the joint ventures operate, we will be at risk because Cook Inlet will be in control and can choose to operate independently of us. If these joint venture entities determine to operate independently, our ability to compete on a national scale may be adversely affected.

WE COULD LOSE LICENSES AS A RESULT OF COURT PROCEEDINGS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO PROVIDE NATIONAL COVERAGE

        All of the C Block licenses controlled by us could be affected by U.S. AirWaves, Inc. v. FCC. U.S. AirWaves participated in the original C Block auction, which concluded on May 6, 1996, but withdrew after the bids exceeded the maximum prices it was willing to pay. U.S. AirWaves sought judicial review of two orders in the FCC's rulemaking proceeding on payment financing for PCS licenses: the Second Report and Order and the Order on Reconsideration of the Second Report and Order (WT Docket No. 97-82). These orders enabled initial C Block licensees to return licenses or modify the conditions of payment. The court consolidated into this case similar petitions filed by several other parties. On November 21, 2000, the U.S. Court of Appeals for the D.C. Circuit upheld the FCC's rulemaking proceeding. However, U.S. AirWaves may appeal the ruling. If the decision of the Court of Appeals is appealed and the appeal is successful, the orders could be reversed and affected licenses could be returned to the FCC for reauction.

        Additionally, 25 C Block licenses that we control were issued subject to the outcome of the bankruptcy proceeding of the original licensee, a subsidiary of Pocket Communications, Inc., which was conditionally granted 43 C Block licenses in 1996. Pursuant to an FCC order, the bankruptcy debtors elected to relinquish certain licenses, which subsequently were reauctioned, and the bankruptcy court issued an order making the election effective. A group of secured creditors of the debtors filed with the court a motion for reconsideration of the election order. The motion was denied, and the secured creditors appealed the denial to the United States District Court for the District of Maryland, Northern Division. Because the appeal of the election order is still pending, there is uncertainty as to the status of these C Block licenses. The District Court could order the return of these licenses to the jurisdiction of the bankruptcy court. In the event that these licenses are so returned, it is unlikely that we will be able to recoup any or all of the costs incurred by us in connection with the construction and development of systems related to such licenses.

        Finally, FCC Auction No. 35, in which we and a joint venture in which we hold an interest are participating, includes many licenses that are the subject of pending litigation by the original licensee, NextWave Communications, Inc. NextWave appealed to the U.S. Court of Appeals for the D.C. Circuit the FCC's action canceling NextWave's licenses and reclaiming the spectrum and continues to pursue its administrative remedies. There is no assurance that NextWave will not prevail in its lawsuit, and that the FCC will not be obligated to return the licenses to NextWave, even if we or the joint venture in which we hold an interest have been awarded any of the licenses at auction.

        Loss of any of our licenses will reduce or eliminate our ability to own interests in markets where the licenses are lost, thereby reducing our ability to compete with other national competitors.

CONCERNS OVER MEDIA REPORTS REGARDING THE EFFECT OF RADIO FREQUENCY EMISSIONS ON MEDICAL DEVICES AND OTHER POTENTIAL NEGATIVE HEALTH EFFECTS RELATED TO THE USE OF WIRELESS HANDSETS MAY DISCOURAGE USE OF WIRELESS SERVICES AND ADVERSELY AFFECT OUR BUSINESS

        Media reports have suggested that some radio frequency emissions from wireless handsets may raise various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers, and at least one class action lawsuit has been filed in the U.S. against wireless service providers and handset manufacturers relating to these issues. Concerns over radio frequency emissions may discourage the use of wireless handsets, which would adversely affect our business. Some governments may propose legislation mandating health warnings pending the outcome of research concerning the health and safety risks of wireless handsets. In the United Kingdom, it has been proposed that new handsets be sold with information leaflets cautioning consumers about the potential health risks of using wireless handsets. This and similar regulatory or governmental action may have an adverse impact on our business.

        Negative findings of studies concerning health and safety risks of wireless handsets could have an adverse effect on the wireless industry, our business, or the use of GSM wireless technology and could lead to governmental regulations that may have an adverse effect on our business. In addition, several states in the U.S. have proposed or enacted legislation that would limit or prohibit the use and/or possession of a mobile telephone while driving an automobile. If such legislation is adopted and strictly enforced, it may have an adverse effect on our business.

OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY

        The market price of our common stock could fluctuate significantly in response to various factors and events, including:

        -   the perceived prospects of the company;

        -   changes in our operating results;

        - changes in, or our failure to meet, financial estimates by securities analysts; and

        -   developments in the wireless communications industry.

        In addition, the stock market in general and wireless industry stocks in particular have experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

RISK FACTORS RELATING TO THE DEUTSCHE TELEKOM/VOICESTREAM MERGER AND THE DEUTSCHE TELEKOM/POWERTEL MERGER

THE VALUE OF DEUTSCHE TELEKOM ADSs AND DEUTSCHE TELEKOM ORDINARY SHARES OUR STOCKHOLDERS RECEIVE IN THE DEUTSCHE TELEKOM/VOICESTREAM MERGER MAY DECREASE SIGNIFICANTLY BETWEEN THE TIME THEY VOTE ON THE DEUTSCHE TELEKOM/VOICESTREAM MERGER AND THE TIME THE MERGER IS COMPLETED. AS A RESULT, AT THE TIME OUR STOCKHOLDERS VOTE ON THE DEUTSCHE TELEKOM/VOICESTREAM MERGER THEY WILL NOT KNOW THE VALUE THEY WILL RECEIVE FOR THEIR VOICESTREAM SHARES OR WHETHER THE VALUE THEY WILL RECEIVE WILL BE LESS THAN THEY PAID FOR THEIR VOICESTREAM SHARES

     The exchange ratio for the portion of the merger consideration to be paid in Deutsche Telekom shares is fixed, and the Deutsche Telekom/VoiceStream merger agreement does not contain a mechanism to adjust the exchange ratio in the event that the market price of the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares declines. As a result, if the market prices of Deutsche Telekom ADSs and Deutsche Telekom ordinary shares at the completion of the Deutsche Telekom/VoiceStream merger are lower than their market prices on the date of our special meeting to vote on the Deutsche Telekom/VoiceStream merger, the value of Deutsche Telekom ADSs and Deutsche Telekom ordinary shares representing the portion of the merger consideration to be paid in Deutsche Telekom shares will be less than the value on the date of our special meeting and may be less than our stockholders paid for their shares of our common stock.

BECAUSE OF PRORATION OR OTHER TAX-RELATED ADJUSTMENTS, OUR STOCKHOLDERS MAY RECEIVE MORE STOCK AND LESS CASH, OR MORE CASH AND LESS STOCK THAN THEY ELECT TO RECEIVE, OR ARE DEEMED TO HAVE ELECTED TO RECEIVE, AND MIGHT NOT BE ABLE TO EXCHANGE THEIR VOICESTREAM COMMON STOCK IN AN ENTIRELY TAX-FREE TRANSACTION

        The consideration to be received by our stockholders in the Deutsche Telekom/VoiceStream merger is subject to proration to preserve the limitations on the maximum amount of cash and Deutsche Telekom shares to be issued in the Deutsche Telekom/VoiceStream merger. In addition, all three types of elections are subject to a tax-related adjustment that would reduce the total amount of cash to be received in the Deutsche Telekom/VoiceStream merger to the extent necessary to preserve tax-free treatment of the receipt of Deutsche Telekom shares by our stockholders for U.S. federal income tax purposes. Based on a number of factors, the tax-related adjustment generally would be triggered if the trading price of Deutsche Telekom shares immediately prior to the completion
of the merger is less than approximately $     , but could also be triggered at
a higher trading price. IF THE MERGER HAD CLOSED ON ____________, 2001, AND NO DISSENTERS' RIGHTS HAD BEEN EXERCISED, WHICH MAY NOT BE THE CASE, THE TAX-RELATED ADJUSTMENT WOULD HAVE BEEN NECESSARY AND, AS A RESULT, THE AMOUNT OF CASH TO BE PAID TO EACH OF OUR STOCKHOLDERS RECEIVING CASH IN THE DEUTSCHE
TELEKOM/VOICESTREAM MERGER WOULD HAVE BEEN REDUCED BY APPROXIMATELY      %, WITH
ADDITIONAL DEUTSCHE TELEKOM SHARES, WHICH WOULD HAVE BEEN OF A [LESSER] [GREATER] VALUE, ISSUED IN SUBSTITUTION.

        Accordingly, holders of our common stock may not receive the type of consideration they elect to receive in the Deutsche Telekom/VoiceStream merger. If a holder of our common stock elects to receive all of the merger consideration in cash and the cash portion is oversubscribed, then the holder will receive a portion of the Deutsche Telekom/VoiceStream merger consideration in Deutsche Telekom shares. Similarly, if a holder elects to receive all of the merger consideration in Deutsche Telekom shares and the Deutsche Telekom share portion is oversubscribed, then the holder will receive a portion of the Deutsche Telekom/VoiceStream merger consideration in cash. As of the date of this document, the non-prorated $200 value of the cash election is substantially greater than the current value of the stock and mixed elections. If this remains true at the election deadline, it is expected that all or nearly all of our stockholders will make the cash election. If this occurs, our stockholders making the cash election will receive a mix of cash and Deutsche Telekom shares, in a proportion very close to or equal to the mixed election. Further, in all cases, if it is necessary to reduce the amount of cash to be paid in order to preserve beneficial U.S. tax treatment, holders, including those holders making a mixed election, may receive more Deutsche Telekom shares than they elected even after accounting for proration and such additional Deutsche Telekom shares may have a value that is less than the amount of the cash that those shares replace. In addition, because the receipt of cash in the Deutsche Telekom/VoiceStream merger may be taxable to our stockholders, our stockholders might not be able to exchange our common stock in an entirely tax-free transaction.

IN THE EVENT A PORTION OF THE CASH CONSIDERATION PAYABLE TO OUR STOCKHOLDERS IS REPLACED WITH DEUTSCHE TELEKOM SHARES TO PRESERVE THE BENEFICIAL TAX TREATMENT AT A TIME WHEN THE AVERAGE PRICE OF DEUTSCHE TELEKOM SHARES BASED ON AN AGREED FORMULA IS LESS THAN 33 EUROS, THEN IT IS LIKELY THAT THE MARKET VALUE OF THE ADDITIONAL DEUTSCHE TELEKOM SHARES ISSUED IN SUBSTITUTION WILL BE LESS THAN THE VALUE OF THE CASH AMOUNT THAT THOSE SHARES REPLACE

        We have the right to terminate the Deutsche Telekom/VoiceStream merger agreement if the average price of Deutsche Telekom ordinary shares to be used in any tax-related adjustment to the cash amount of the merger consideration in the Deutsche Telekom/VoiceStream merger, as calculated close to the time that the Deutsche Telekom/VoiceStream merger is completed, is less than 33 euros. The average price of Deutsche Telekom ordinary shares to be used in any tax-related adjustment, if necessary, will be calculated by taking the average trading price of those shares on the Frankfurt Stock Exchange on seven trading days randomly selected from the 15 trading days immediately preceding the date on which any tax-related adjustment determination is to be made, which will be very close to the time the Deutsche Telekom/VoiceStream merger is completed. However, even if the Deutsche Telekom ordinary share price reaches this level, we might not terminate the Deutsche Telekom/VoiceStream merger agreement. In this circumstance, in the event a portion of the cash consideration is replaced with Deutsche Telekom shares to preserve the beneficial tax treatment, it is likely that the market value of the additional Deutsche Telekom shares that our stockholders will receive in substitution for the reduced cash amount will be less than the value of the cash amount that those shares replace. If the Deutsche Telekom/VoiceStream merger had closed on January __, 2001, the value of the Deutsche Telekom shares issued in lieu of cash would have been approximately
[   ]% [less] [more] than the cash they replaced.

REGULATORS MAY IMPOSE CONDITIONS THAT REDUCE THE ANTICIPATED BENEFITS FROM THE MERGERS. AS A RESULT, THE PRICE OF THE DEUTSCHE TELEKOM ADSs AND DEUTSCHE TELEKOM ORDINARY SHARES MAY BE ADVERSELY AFFECTED

        As a condition to completing the Deutsche Telekom/VoiceStream merger, we must obtain the approval of various regulatory authorities, including the FCC and the Committee on Foreign Investment in the United States. Any of these entities could impose conditions or restrictions on their approvals and we might not be able to obtain these approvals without conditions or restrictions that are materially adverse to us. Depending on their nature and extent, any conditions, restrictions or waivers may jeopardize or delay completion of the Deutsche Telekom/VoiceStream merger or may lessen the anticipated potential benefits of the merger. In addition, regulatory authorities could impose conditions or restrictions on their approvals of the Deutsche Telekom/Powertel merger, which may jeopardize or delay completion of or lessen the anticipated potential benefits of the Deutsche Telekom/Powertel merger.

        The Deutsche Telekom/VoiceStream merger and the Deutsche
Telekom/Powertel merger may be terminated in the event that the conditions or restrictions imposed by the regulatory authorities are materially adverse to Deutsche Telekom.

        However, even if such conditions or restrictions are imposed, we might not terminate the Deutsche Telekom/VoiceStream merger agreement, or we might waive conditions to the completion of the merger or take actions that we are not required to take in connection with receipt of the necessary regulatory approvals. If we were to proceed with the Deutsche Telekom/VoiceStream merger despite the imposition of these conditions or restrictions, or should we take such actions, they might result in a material adverse effect on Deutsche Telekom and the price of the Deutsche Telekom ADSs and Deutsche Telekom ordinary shares. Similarly, even if such conditions or restrictions are imposed on the Deutsche Telekom/Powertel merger, Deutsche Telekom and Powertel might not terminate the Deutsche Telekom/Powertel merger agreement, or might waive conditions to the completion of the Deutsche Telekom/Powertel merger or take actions that they are not required to take in connection with receipt of the necessary regulatory approvals under the Deutsche Telekom/Powertel merger agreement. If Deutsche Telekom and Powertel were to proceed with the Deutsche Telekom/Powertel merger despite the imposition of these conditions or restrictions, or take such actions, they might result in a material adverse effect on Deutsche Telekom and the price of the Deutsche Telekom ADSs and Deutsche Telekom ordinary shares.

SALES VOLUME OF OUR COMMON STOCK AFTER STOCKHOLDER APPROVAL IS OBTAINED AND BEFORE THE DEUTSCHE TELEKOM/VOICESTREAM MERGER IS COMPLETED, AND OF DEUTSCHE TELEKOM ADSs, AND DEUTSCHE TELEKOM ORDINARY SHARES BEFORE AND AFTER THE MERGERS ARE COMPLETED, MAY INCREASE SIGNIFICANTLY. AS A RESULT, THE MARKET PRICE FOR AND THE ABILITY TO SELL IN THE MARKET OUR COMMON STOCK BEFORE THE DEUTSCHE TELEKOM/VOICESTREAM MERGER IS COMPLETED AND THE DEUTSCHE TELEKOM ADSs AND DEUTSCHE TELEKOM ORDINARY SHARES BEFORE AND AFTER THE DEUTSCHE TELEKOM/VOICESTREAM AND DEUTSCHE TELEKOM/POWERTEL MERGERS ARE COMPLETED, MAY BE ADVERSELY AFFECTED.

        For a number of reasons, a substantial number of our stockholders, including our principal stockholders, may wish to sell their shares of our common stock prior to completion of the Deutsche Telekom/VoiceStream merger, or Deutsche Telekom ADSs, or Deutsche Telekom ordinary shares that they will receive in the Deutsche Telekom/VoiceStream merger, and Deutsche Telekom's two largest shareholders may sell all or a substantial amount of Deutsche Telekom ordinary shares that they currently hold. In addition, the market price of the Deutsche Telekom ADSs and the Deutsche Telekom ordinary shares may be adversely affected by arbitrage activities occurring prior to the completion of the Deutsche Telekom/VoiceStream merger. These sales or the prospect of future such sales could adversely affect the market price for and the ability to sell in the market our common stock before the Deutsche Telekom/VoiceStream merger is completed and the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares before and after the Deutsche Telekom/VoiceStream merger is completed.

DEUTSCHE TELEKOM, VOICESTREAM AND POWERTEL MAY FAIL TO INTEGRATE THEIR OPERATIONS SUCCESSFULLY. AS A RESULT, THE ANTICIPATED POTENTIAL BENEFITS OF THE MERGERS MIGHT NOT BE ACHIEVED, AND THE PRICE OF THE DEUTSCHE TELEKOM ADSs AND THE DEUTSCHE TELEKOM ORDINARY SHARES MIGHT BE ADVERSELY AFFECTED

         The Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger will combine three companies that have previously operated independently. The companies expect to face significant challenges in consolidating operations, integrating the organizations and services in a timely and efficient manner, refinancing or consolidating indebtedness and retaining key VoiceStream and Powertel executives and other personnel. The integration of Deutsche Telekom, VoiceStream and Powertel also will require substantial attention from management, particularly in light of the geographically dispersed operations and different business cultures and compensation structures at the three companies. In addition, after the completion of the mergers, Deutsche Telekom may elect, or be required, to refinance or renegotiate all or a portion of the VoiceStream and Powertel long-term debt and in doing so, Deutsche Telekom may incur additional costs. The diversion of management attention and any difficulties associated with integrating the three companies could have a material adverse effect on the revenues, the level of expenses and the operating and financial results of Deutsche Telekom and the value of the Deutsche Telekom ADSs and the Deutsche Telekom ordinary shares.

THE INCREASED DEPRECIATION AND AMORTIZATION EXPENSE ASSOCIATED WITH THE DEUTSCHE TELEKOM/VOICESTREAM AND DEUTSCHE TELEKOM/POWERTEL MERGERS AND THE INCREASED CAPITAL EXPENDITURES TO BE INCURRED TO CONTINUE BUILDING OUT THE VOICESTREAM AND POWERTEL MOBILE NETWORKS IN THE UNITED STATES MAY HAVE A SIGNIFICANT ADVERSE EFFECT ON DEUTSCHE TELEKOM'S FINANCIAL RESULTS

         Deutsche Telekom expects to recognize substantial additional depreciation and amortization expense as a result of the allocation of the purchase price of the mergers to tangible and intangible assets. Goodwill resulting from the mergers is expected to be amortized over 20 years and certain other tangible and intangible assets are expected to be amortized over useful lives ranging from three to 40 years. In addition, VoiceStream and Powertel have incurred substantial operating losses and generated negative cash flow from operating activities and expect to incur significant operating losses and to generate negative cash flow during the next several years while they continue to develop and construct their systems and grow their subscriber base. On a pro forma basis, the combined statement of operations for Deutsche Telekom, VoiceStream and Powertel for the year ended December 31, 1999 and for the nine months ended September 30, 2000 reflects a net loss of euro 2,957.8 million and net income of euro 4,717.0 million, respectively, in accordance with German GAAP and a net loss of euro 3,391.5 million and net income of euro 5,595.1 million, respectively, in accordance with US GAAP, as compared to Deutsche Telekom's net income for such periods of euro 1,253.0 million and euro 8,445.0 million, respectively, in accordance with German GAAP and euro 1,513.0 million and euro 9,812.0 million, respectively, in accordance with US GAAP.

RISK FACTORS RELATING TO THE VOICESTREAM/POWERTEL MERGER

POWERTEL HAS SUBSTANTIAL OPERATING LOSSES AND NEGATIVE CASH FLOW AND WE MAY NOT BECOME PROFITABLE FOLLOWING THE VOICESTREAM/POWERTEL MERGER

         Powertel sustained operating losses of approximately $61.8 million for the nine months ended September 30, 2000, and $145.9 million in fiscal 1999, $172.2 million in fiscal 1998 and $135.1 million in fiscal 1997. At September 30, 2000, Powertel had an accumulated deficit of approximately $718.0 million and negative equity, net of accumulated deficit, of $197.3 million. After the VoiceStream/Powertel merger, we might not be able to achieve or sustain profitability or positive cash flow from operating activities in the future and we might not generate sufficient cash flow to service current or future debt requirements.

POWERTEL IS AT RISK OF LOSING COVERAGE IN CERTAIN MARKETS BECAUSE IT HAS ENTERED INTO JOINT VENTURES THAT IT DOES NOT CONTROL IN AN ATTEMPT TO EXPAND INTO THOSE MARKETS

         Like us, Powertel did not qualify to obtain C and F Block licenses. In order to continue expansion of service to Powertel customers, Powertel will obtain a 49.9% minority interest in an affiliate of Eliska Wireless Ventures I, Inc., an entity that is qualified to hold licenses that Powertel could not directly obtain. Eliska Wireless does not currently hold any licenses but has contractual rights to acquire C and F Block licenses from DiGiPH PCS, Inc. Powertel also has a creditor relationship with another Eliska Wireless affiliate, which holds two designated entity licenses. It is anticipated that Powertel customers, through reseller, roaming or other contractual arrangements between Powertel and the Eliska Wireless entities, will be able to obtain service in these markets. In all markets where these entities operate or will operate following the acquisition of DiGiPH's licenses, Powertel is at risk because these entities are in control and can choose to operate independently of Powertel. If these entities choose to operate independently, Powertel's ability to compete on a regional scale and our ability, following completion of the merger with Powertel, to compete on a national scale may be adversely affected.

THE FCC AND OTHER REGULATORY AGENCIES MUST APPROVE THE VOICESTREAM/POWERTEL MERGER AND COULD DELAY OR REFUSE TO APPROVE THE VOICESTREAM/POWERTEL MERGER OR IMPOSE CONDITIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS OR FINANCIAL CONDITION

         The Communications Act and FCC rules require the FCC's prior approval of the transfer of control of Powertel's PCS licenses to us. Completion of the VoiceStream/Powertel merger is conditioned, among other factors, upon grants of the requisite FCC consents becoming final. A "final" FCC order is one that has not been stayed and is no longer subject to review by the FCC or the courts because the statutory period for seeking such review has expired without any request for review or stay pending. Following the FCC's grant of consent to the VoiceStream/Powertel merger, there might be actions by the FCC or the courts that would delay or prevent finality.

         The FCC might not grant the application, the FCC might grant the application with conditions, or there might be a delay caused by the filing of a challenge to the transfer and assignment application. Conditions imposed on any licenses granted or delays in granting of the licenses could impair the value of the licenses and reduce the value of our common stock, and could lead to our inability to obtain financing necessary for our growth. If we are denied a license in a market we will not be able to operate in that market unless we obtain another license or acquire a new license for that market.

WE MAY FAIL TO INTEGRATE SUCCESSFULLY OUR OPERATIONS WITH THOSE OF POWERTEL. AS A RESULT, WE MAY NOT ACHIEVE THE ANTICIPATED POTENTIAL BENEFITS OF THE VOICESTREAM/POWERTEL MERGER AND THE PRICE OF OUR COMMON STOCK MIGHT BE ADVERSELY AFFECTED

         We expect to face significant challenges in consolidating operations, integrating our and Powertel's organizations and services in a timely and efficient manner, refinancing or consolidating indebtedness and retaining key Powertel executives and other personnel. The integration of VoiceStream and Powertel also will require substantial attention from management. In addition, we may be required to refinance all or a portion of the Powertel debt and, in doing so, we may incur additional costs. The diversion of management attention, any requirement that we refinance Powertel debt and any difficulties associated with integrating the companies could have a material adverse effect on our revenues, the level of our expenses, our operating results and the value of our common stock.
                           FORWARD-LOOKING STATEMENTS

         This prospectus, and the documents we are incorporating by reference, contain forward-looking statements that we intend to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Any document we filed or will file with the SEC also may include forward-looking statements. We have made and may in the future make other written or oral forward-looking statements. Forward-looking statements are statements that are not historical facts, and include financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; the impact of regulatory initiatives on our operations; our share of new and existing markets; general industry and macroeconomic growth rates and our performance relative to them and statements regarding future performance. Forward-looking statements generally are identified by the words "expects," "anticipates," "believes," "intends," "estimates," and similar expressions.

         The forward-looking statements are subject to various risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Our actual results, performances, or achievements could differ significantly from those expressed in, or implied by, the forward-looking statements made in or incorporated by reference into this document. Accordingly, our actual results following the VoiceStream/Powertel merger or the actual results of Deutsche Telekom following the Deutsche Telekom/VoiceStream and Deutsche Telekom/Powertel mergers may differ materially from those expressed in, or implied by, the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include:

o    those we discuss under "Risk Factors";

o    those we discuss or identify in our public filings with the SEC;

o risks and uncertainties with respect to our expectations regarding the benefits anticipated from the Deutsche Telekom/VoiceStream merger and the VoiceStream/Powertel merger;

o for the Deutsche Telekom/VoiceStream merger, effects of foreign exchange rate fluctuations;

o level of demand for telecommunications services, including with regard to wireless telecommunications services, access lines, traffic and new higher value products;

o competitive forces, including pricing pressures, technological developments, alternative routing developments and our ability to gain market share in new markets and our ability to retain market share in existing markets in the face of competition from existing and new market entrants;

o for the Deutsche Telekom/VoiceStream and Deutsche Telekom/Powertel mergers, effects of Deutsche Telekom's tariff reduction initiatives, particularly in Deutsche Telekom's core telephony business, but also with regard to many other areas;

o regulatory developments and changes, including with respect to the levels of tariffs, terms of interconnection, customer access and international settlement arrangements;

o    outcome of litigation in which we are involved;

o success of new business, operating and financial initiatives, many of which involve start-up costs, and new systems and applications;

o    our and Powertel's high level of debt, which may need to be refinanced;

o    ability to attract and retain qualified personnel;

o    product liability and other claims asserted against us;

o concerns over radio frequency emissions or other health and safety risks related to the use of wireless handsets;

o    progress of our joint ventures and alliances;

o impact of unusual items resulting from ongoing evaluations of our strategies;

o availability, terms and deployment of capital, particularly in view of our debt refinancing needs, including the possible refinancing of our and Powertel's debt, and the impact of regulatory and competitive developments on capital outlays;

o level of demand in the market for our shares, which can affect our acquisition strategies;

o    our ability to achieve cost savings and realize productivity improvements;
     and

o general economic conditions, government and regulatory policies, new legislation and business conditions in the markets we and our affiliates serve.

     Our actual results, performance or achievement or the actual results, performance or achievement of the combined companies following the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger or following the VoiceStream/Powertel merger could differ significantly from those expressed in, or implied by, our forward-looking statements. In addition, any of the events anticipated by our forward-looking statements might not occur, and if they do, we cannot predict what impact they might have on our results of operations and financial condition or the results of operations and financial condition of the combined companies following the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger or the VoiceStream/Powertel merger.


                                USE OF PROCEEDS

     All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling shareholders that offer and sell their shares. We will not receive any proceeds from the sale of the common stock by the selling shareholders. The Company will, however, receive a nominal exercise price for the warrants that are exercised by the selling shareholders to obtain the common stock being sold by them, unless the selling shareholders elect to use the cashless exercise provision of the warrants.

                 SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

     All of the shares of common stock registered for sale under this prospectus, which are not currently outstanding but are issuable upon exercise of warrants held by the selling shareholders, will be beneficially owned immediately after registration by the persons listed below.

      Name                               Shares
      ----                               ------
      Allen & Company Incorporated       247,447
      Richard Fields                     27,397


       In addition to the shares of common stock being registered, Allen & Company Incorporated and Mr. Fields own 1,168,237 and 200,000 shares, respectively, of outstanding common stock. Mr. Fields was a director of Omnipoint Corporation from 1991 to February 2000, when it was acquired by VoiceStream. Since that time, he has been a director of VoiceStream. Mr. Fields is also a managing director of Allen & Company Incorporated.


       Pursuant to an agreement with the selling shareholders, VoiceStream is registering the common stock covered by this prospectus for the selling shareholders. As used in this prospectus, "selling shareholders" includes the pledgees, donees, transferees or others who may later hold the selling shareholders' interests. VoiceStream will pay the costs and fees of registering the common stock, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

       The selling shareholders may sell the common stock in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their common stock through:

       - a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

       - purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

       - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

       When selling the common stock, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

       - enter into option or other types of transactions that require the selling shareholder to deliver common stock to a broker-dealer, who will then resell or transfer the common stock under this prospectus; or

       - loan or pledge the common stock to a broker-dealer, who may sell the loaned stock or, in the event of default, sell the pledged stock.

       The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of the Securities Act of 1933 (the

"1933 Act"). In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the selling shareholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

       In addition to selling their common stock under this prospectus, the selling shareholders may:

       - agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the 1933 Act;

       - transfer their common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

       - sell their common stock under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

       VoiceStream is required to pay its fees and expenses incurred in connection with registering the common stock offered for sale hereby. VoiceStream has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities including those arising under the 1933 Act.

                                  LEGAL MATTERS

       For purposes of this offering, Friedman Kaplan Seiler & Adelman LLP, New York, New York, is giving its opinion on the validity of the common stock. The partners of Friedman Kaplan Seiler & Adelman, LLP own in the aggregate fewer than 60,000 shares of VoiceStream common stock.

                                     EXPERTS

       The consolidated financial statements of VoiceStream and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, incorporated in this document by reference to VoiceStream's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon their authority as experts in giving said reports.

       The consolidated financial statements of Omnipoint and its subsidiaries as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated in this document by reference to VoiceStream's Current Report on Form 8-K dated September 29, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

       The consolidated financial statements of Aerial and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included in Aerial's Form 10-K, incorporated into this document by reference to VoiceStream's Current Report on Form 8-K, dated March 23, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon their authority as experts in giving said reports.

       The consolidated financial statements of Powertel and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31 1999, incorporated by reference in VoiceStream's Proxy Statement/Prospectus on Form S-4 filed October 4, 2000, which is itself incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect hereto, and are included herein in reliance upon their authority as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

       GOVERNMENT FILINGS. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C. (located at 450 Fifth Street, N.W., Washington D.C. 20549), New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

       STOCK MARKET. The common stock is traded as a "National Market Security" on the Nasdaq National Market. Material filed by VoiceStream can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

       INFORMATION INCORPORATED BY REFERENCE. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

       We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

       1. VoiceStream's Annual Report on Form 10-K and 10-K/A, which include various pages from its Annual Report to Shareholders, for the year ended December 31, 1999.

       2. VoiceStream's Quarterly Report on Form 10-Q and 10-Q/A for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

       3. VoiceStream's Current Reports on Form 8-K and 8-K/A filed December 20, 2000, October 11, 2000, September 29, 2000, September 8, 2000,
              August 31, 2000, July 28, 2000, May 16, 2000, May 5, 2000, March
              23, 2000, and March 3, 2000.


       4.     VoiceStream's Proxy Statement on Form 14A filed October 3, 2000.


       5. VoiceStream's Proxy Statement/Prospectus on Form S-4 filed October 4, 2000, as amended (File Number 333-47306).


       6. The description of the common stock of VoiceStream, which is contained in the registration statement of VoiceStream filed on Form S-4, on January 24, 2000.

You may request free copies of these filings by writing or telephoning us at the following address:

                             VoiceStream Wireless Corporation
                             12920 SE 38th Street
                             Bellevue, Washington 98006
                             Attn: Investor Relations
                             (425) 653-4600
                             email:  investor.relations@voicestream.com

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

       The expenses relating to the registration of Shares will be borne by the registrant. Such expenses are estimated to be as follows:

               Registration Fee --
                   Securities and Exchange Commission             $ 8,636
               Accountants' Fees                                  $10,000
               Legal Fees                                         $30,000
               Miscellaneous                                      $ 1,364
                                                                  -------
                      Total                                       $50,000
                                                                  =======

Item 15.  Indemnification of Directors and Officers

       VoiceStream's certificate of incorporation provides that a director of VoiceStream will not be personally liable to VoiceStream or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent required by Delaware law.

       Delaware law provides that a corporation may indemnify any officer or director who is made a party to any third party suit or proceeding on account of being a director, officer or employee of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred by him in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding if the officer or director:

       - acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation; and

       - in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

VoiceStream's certificate of incorporation and bylaws provide that:

       - VoiceStream will indemnify its current and former directors, officers, employees and agents to the fullest extent permitted by law;

       - the indemnification will include the right to receive advance payment of any expenses incurred in connection with any proceeding in advance of final disposition of the proceeding; and

       - advance payment of any expenses will be made only upon delivery to VoiceStream of a written affirmation by the person seeking indemnification of his or her good faith belief that he or she has met the standard of conduct required to be eligible for indemnification and an undertaking to repay all amounts advanced if it is ultimately determined that he or she did not meet the required standard of conduct.

       VoiceStream is not liable to indemnify any person for amounts paid in settlement of any proceeding if the settlement was made without the VoiceStream's written consent.

       VoiceStream's bylaws provide that VoiceStream must fully pay claims for indemnification and advance payment of expenses within 60 days and 20 days, respectively, of receiving a written request for payment. If VoiceStream has not done so, the person seeking indemnification or advance payment of expenses may bring suit against VoiceStream to recover the unpaid amounts of the claim. If there is a judgment against VoiceStream in such a suit, the indemnitee is also entitled to be paid his or her expenses of prosecuting that claim (to be proportionately prorated if the indemnitee is only partially successful).

       VoiceStream maintains directors' and officers' insurance.

Item 16.  List of Exhibits

       The Exhibits to this registration statement are listed in the Index to Exhibits on page II-6.

Item 17.  Undertakings

       The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by VoiceStream pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

       (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) For purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington on January 18, 2001.


                              VOICESTREAM WIRELESS CORPORATION


                              /s/ John W. Stanton
                              --------------------------------------------------
                              John W. Stanton
                              Chairman of the Board and Chief Executive Officer

                                POWER OF ATTORNEY




       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                                                                            Dated
                                                                            -----
/s/ John W. Stanton         Chairman of the Board, Chief              January 18, 2001
------------------------    Executive Officer, Director
John W. Stanton             (Principal Executive Officer)

            *               Executive Vice President -- Finance,      January 18, 2001
------------------------    Strategy and Development (Principal)
Cregg B. Baumbaugh          Financial Officer)

            *               Principal Accounting Officer              January 18, 2001
------------------------
Allyn Hebner

            *               Director                                  January 18, 2001
------------------------
Robert R. Stapleton

                                                                            Dated
                                                                            -----
           *                Director                                  January 18, 2001
------------------------
Douglas G. Smith

           *                Director                                  January 18, 2001
------------------------
Donald Guthrie

           *                Director                                  January 18, 2001
------------------------
Susan M.F. Woo Chow

           *                Director                                  January 18, 2001
------------------------
Mitchell R. Cohen

           *                Director                                  January 18, 2001
------------------------
Daniel J. Evans

           *                Director                                  January 18, 2001
------------------------
Richard L. Fields

           *                Director                                  January 18, 2001
------------------------
Canning K.N. Fok

           *                Director                                  January 18, 2001
------------------------
Jonathan M. Nelson

           *                Director                                  January 18, 2001
------------------------
Terence M. O'Toole

           *                Director                                  January 18, 2001
------------------------
James N. Perry, Jr.

           *                Director                                  January 18, 2001
------------------------
Kaj-Erik Relander

                                                                            Dated
                                                                            -----
           *                Director                                  January 18, 2001
------------------------
James J. Ross

           *                Director                                  January 18, 2001
------------------------
Frank J. Sixt

           *                Director                                  January 18, 2001
------------------------
Hans Snook

* By    /s/ ALAN R. BENDER
     ------------------------
     Alan R. Bender, Attorney
             in fact

                                INDEX TO EXHIBITS

Exhibit No.        Description                                         Location
-----------        -----------                                         --------
5                  Opinion of Counsel                                  See attached.
23.1               Consent of Arthur Andersen LLP as                   See attached.
23.2               Consent of PricewaterhouseCoopers LLP               See attached.
23.3               Consent of Arthur Andersen LLP                      See attached.
23.4               Consent of Friedman Kaplan Seiler & Adelman LLP     (Included in Exhibit 5)
24                 Power of Attorney                                   (Included on signature page)